Exhibit 99.1

Moleculin Reports Independent Assessment Confirms No Cardiotoxicity of Annamycin in 90 Subjects

– Annamycin consistently demonstrates no evidence of cardiotoxicity across five clinical trials

– This next-generation anthracycline demonstrates safety and promising early activity in treating multiple oncology indications

HOUSTON, January 13, 2026 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), announced it has received a new independent assessment for the absence of cardiotoxicity in subjects treated with Annamycin, bringing the total number of Annamycin treated subjects reviewed by its independent expert to 90. Data from the most recently completed clinical trials’ subjects were made available to an expert in chemotherapy who is affiliated with a leading cancer research institute in assessing cardiotoxicity. After review of certain data, the independent expert concluded that there was no evidence of cardiotoxicity. This data is across five clinical trials treating acute myeloid leukemia (AML) and soft tissue sarcoma (STS) with Annamycin as a monotherapy and in combination with cytarabine and across multiple sites in the United States (US) and the European Union (EU). Most of these subjects were treated above the recommended lifetime maximum for other anthracyclines.

The data made available to the expert included, but was not limited to, data from serial 12-lead ECGs, transthoracic echocardiography with centralized global longitudinal strain (GLS) analysis, and cardiac biomarker (troponins I and T) concentration measurements by a central lab using validated assays. Cardiac health biomarkers such as blood troponin levels are considered an indicator of potential long-term heart damage.

“As we closely approach almost 100 subjects that have received Annamycin (also known by the name “naxtarubicin”) which have been reviewed by our expert, we continue to be encouraged by the potential of Annamycin. This additional independent report of additional datasets provides further validation of the absence of cardiotoxicity,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “Annamycin continues to demonstrate an absence of cardiotoxicity, even in subjects who have received far more than the lifetime maximum cumulative anthracycline exposure established by the US Food and Drug Administration (FDA). In fact, 65 of the 90 subjects evaluated have been taken over the FDA’s lifetime maximum of 550 mg/m2 and with one of them being taken over 6500 mg/m2. Our growing body of positive data for Annamycin continues to bolster our confidence in our belief that Annamycin is truly a ‘next generation’ anthracycline, especially in light of the growing efficacy data that we have previously reported in the treatment of AML and STS. We remain focused on advancing our Annamycin development programs and ultimately, addressing the medical unmet needs of people with difficult to treat cancers.”

“It is important to understand that nearly half of all cancers and 60% of childhood cancers are currently treated with cardiotoxic anthracyclines that result in permanent damage to the heart. To quote one study: ‘Some commonly used cancer drugs, such as the anthracyclines, are known to be cardiotoxic. Left undetected and untreated, this cardiotoxicity is progressive and persistent and can lead to cardiomyopathy, clinical heart failure, the need for a heart transplant, or death. In fact, 30 years after diagnosis, the number of cardiac-related deaths among survivors exceeds the number caused by cancer recurrence (emphasis added).’ We believe Annamycin has the potential to become the first ever non-cardiotoxic anthracycline. Coupled with its observed ability in a wide range of tumor animal models to avoid cross-resistance with existing anthracyclines and to demonstrate equal or greater efficacy, we believe the market opportunity for Annamycin is potentially enormous. We are looking forward to adding to this dataset and completing long-term cardiac follow-up with active subjects in our current trials.”

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin (also known as naxtarubicin), is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) and, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding the continued recruitment, treatment, and receipt of the unblinded data for the first 45 subjects of the MIRACLE clinical trial as described. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company relies on the reports of its expert with regard to the absence of cardiotoxicity. The dataset referenced in this press release is subject to the review of the data from future subjects in its current and future clinical trials and long-term follow-up with subjects in its current trials. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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